Exhibit 99.1

CiG Wireless Corp. Enters Into Agreement to Sell its Tower Portfolio to Vertical Bridge

WELLINGTON, FLORIDA - March 20, 2015 - CiG Wireless Corp. (OTCBB: CIGW) (the “Company”), a leading independent owner and operator of wireless communications infrastructure in the United States, today announced the signing of a definitive agreement to be acquired by an affiliate of Vertical Bridge Holdings, LLC, a wireless communication towers company. Vertical Bridge is acquiring the company’s tower assets, including a geographically diverse group of more than 200 tower sites, in a transaction structured as a merger. The all cash deal is valued at approximately $143 million.

“This transaction brings together two complementary cellular tower operators, and the combined business will have a broad geographic presence across the United States,” said Paul McGinn, Chief Executive Officer of the Company.

“We have known Paul and the rest of the CiG Wireless team as competitors and partners over the course of many years, and we look forward to them joining our team,” said Alexander L. Gellman, CEO and Co-Founder of Vertical Bridge. Upon closing, the Company’s current employees will become employees of affiliates of Vertical Bridge Holdings, LLC.

The deal, which is expected to close during the second quarter of 2015, has received the support of the Company’s largest shareholder, Fir Tree Partners, a New York based private investment firm, who has voted its shares in favor of the transaction. The transaction is subject to customary closing conditions, including among others, filings with the U.S. Securities and Exchange Commission (the “SEC”).

Additional information regarding the transaction will be included in the Company’s information statement to be filed with the SEC and mailed to the Company’s shareholders.

About CiG Wireless Corp.

CiG Wireless Corp. (www.cigwireless.com) is a leading independent owner and operator of wireless communication infrastructure in the United States. Its primary focus is leasing antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. The Company’s common stock is traded publicly in the US on the OTCBB (OTCBB: CIGW).

About Vertical Bridge Holdings, LLC

Vertical Bridge Holdings, LLC is a privately-owned real estate investment trust focused on the ownership of wireless communication towers in the U.S. The company owns, operates and manages telecommunications towers, rooftops, and site locations across the country. Vertical Bridge was founded in 2014 by Digital Bridge Holdings, LLC as well as certain key executives from Global Tower Partners, and is headquartered in Boca Raton, Florida. For more information, please visit www.verticalbridge.com.

Safe Harbor Statement

This press release contains "forward-looking statements" as defined in the U.S. Private Securities Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and speak only as of the date hereof. These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events. The Company’s actual results may vary materially from the forward-looking statements as a result of various factors and uncertainties. The Company cannot provide assurances that any projections, goals, future events and other prospective matters described in this press release will be successfully completed or that the Company will realize the anticipated benefits of any transactions. Various risk factors that may affect the Company's business, results of operations and financial condition are detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and in the Current Reports on Form 8-K and other filings made by the Company with the SEC. The Company expressly disclaims any obligation to update information contained in this press release, even if new information becomes available. The “forward looking statements” contained herein are expressly qualified in their entirety by this cautionary statement.

Contacts:

For CiG Wireless Corp.

Paul McGinn

Chief Executive Officer

(561) 701-8484

For Vertical Bridge Holdings, LLC

Erica Robertson

(561) 948-6367 ext. 3218